Exhibit B

Flexion Therapeutics, Inc.

Public Offering of Common Stock

                    , 2014

BMO Capital Markets Corp.

Wells Fargo Securities, LLC

As Representatives of the several Underwriters,

c/o BMO Capital Markets Corp.

3 Times Square, Floor 27

New York, NY 10036

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Flexion Therapeutics, Inc., a Delaware corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.001 par value (the “Common Stock”), of the Company (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period from the date hereof until 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”). The foregoing sentence shall not apply to: transfers of shares of Common Stock or any security convertible into Common Stock (i) as a bona fide gift or gifts, or by will or intestate succession upon the death of the undersigned, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) as a distribution or transfer to: (x) general or limited partners, members, stockholders or affiliates of the undersigned; or (y) any corporation, partnership, limited liability company or other entity which controls or is controlled by the undersigned or to entities under common control with the undersigned, or (iv) with the prior written consent of BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters; provided that in the case of any transfer under each of clauses (i), (ii) and (iii) it shall be a condition to such transfer that (A) each transferee shall sign and deliver a lock up letter substantially in the form of this lock up letter; (B) any such transfer shall not involve a disposition for value; and (C) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Lock-up Period. The foregoing restrictions shall also not apply to any shares of Common Stock purchased by the undersigned in the Offering or acquired by the undersigned in the open market after the date of the Underwriting Agreement; provided, however, that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period with respect to a sale or other disposition of such shares of Common Stock. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Offering. For the purposes of this lock-up letter, “immediate family” shall mean the spouse, domestic partner, lineal descendant (including adopted children), father, mother, brother or sister of the undersigned.

Notwithstanding anything herein to the contrary, nothing herein shall prevent (i) the undersigned from establishing a written plan meeting the requirements of Rule 10b5-l (a “10b5-l Plan”) under the Exchange Act, relating to the sale of securities of the Company, provided that (x) the securities subject to such plan may not be sold until after the expiration of the Lock-up Period and (y) that the establishment of such 10b5-l Plan will not result in any public filing or other public announcement of such 10b5-l Plan by the undersigned or the Company during the Lock-up Period, or (ii) the exercise of any options or warrants to purchase capital stock of the Company (including net exercises, through the surrender of shares of Common Stock directly to the Company, to the extent permitted by the instruments representing such options or warrants); provided, however, that in any such case the shares of capital stock issued upon exercise shall remain subject to the provisions of this lock-up letter and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period with respect to a sale or other disposition of such shares of Common Stock.

If the undersigned is an officer or director of the Company, (i) BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters, agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, they will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters, hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

In the event that during the Lock-Up Period, BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters, waive any prohibition on the transfer of any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, held by any person or entity that beneficially owns 5% or more of the outstanding shares of Common Stock of the Company as of the date of the Underwriting Agreement, BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters, shall be deemed to have also waived the prohibitions set forth in this lock-up letter that would otherwise have applied to the undersigned with respect to the same percentage of the undersigned’s shares of Common Stock as the relative percentage of aggregate shares held by such party receiving the waiver which are subject to such waiver. The provisions of this paragraph will not apply unless and until BMO Capital Markets Corp. and Wells Fargo Securities, LLC, as representatives of the several Underwriters, have first waived more than 0.5%, in the aggregate, of the Company’s total outstanding shares of Common Stock from such prohibitions. In the event that, as a result of this paragraph, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock held by the undersigned are released from the restrictions imposed by this lock-up letter, the Company shall notify the undersigned promptly (but in any event within three business days) after becoming aware of any such release; provided that the failure to give such notice shall not give rise to any claim or liability against BMO Capital Markets Corp. and Wells Fargo Securities, LLC or the Underwriters.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of 1933, as amended, of any shares of capital stock of the Company owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering or the registration of the Common Stock to be sold in the Offering.

It is understood that, if (i) either the Company notifies BMO Capital Markets Corp. and Wells Fargo Securities, LLC in writing on the one hand, or BMO Capital Markets Corp. and Wells Fargo Securities, LLC notify the Company in writing on the other hand, that it does not intend to proceed with the Offering, (ii) if the Underwriting Agreement is not executed by March 31, 2014; provided, however, that the Company may, by written notice to you prior to March 31, 2014, extend such date for a period of up to an additional 90 days, or (iii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated for any reason prior to payment for and delivery of the shares of Common Stock to be sold in the Offering, this lock-up letter shall immediately be terminated and the undersigned shall automatically be released from all of his, her or its obligations under this lock-up letter.

[Signature page follows]

Yours very truly,

NOVO A/S

/s/ Thomas Dyrberg
By:	Thomas Dyrberg
Its:	Senior Partner

Address: